Exhibit 99.1

GeoVax Provides Nasdaq Listing Update and Reaffirms Focus on Advancing Strategic Priorities

ATLANTA, GA – September 10, 2026 – GeoVax Labs, Inc. (Nasdaq: GOVX), a clinical-stage biotechnology company developing vaccines and immunotherapies against high-consequence infectious diseases and solid tumor cancers, today provided an update regarding its Nasdaq listing status and reaffirmed its continued focus on advancing the Company’s key development and strategic priorities.

As previously disclosed, GeoVax requested a hearing before the Nasdaq Hearings Panel (the “Panel”) to appeal the delisting determination the Company received on August 27, 2026, relating to the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2). The hearing has been scheduled for October 13, 2026.

The Company’s hearing request has stayed any suspension or delisting action pending the hearing and the expiration of any extension period that may be granted by the Panel following the hearing. Accordingly, GeoVax’s common stock is expected to continue to trade on The Nasdaq Capital Market under the symbol “GOVX” at least through that period. At the hearing, GeoVax intends to present its plan to regain and maintain compliance with the applicable Nasdaq listing standards.

David Dodd, Chairman and Chief Executive Officer of GeoVax, commented, “We remain committed to maintaining GeoVax’s Nasdaq listing and look forward to presenting our compliance plan to the Hearings Panel. Importantly, the Nasdaq process does not change our strategic priorities or our focus on execution. We continue to advance GEO-MVA toward its planned pivotal Phase 3 clinical program, pursue opportunities to strengthen our manufacturing and global preparedness capabilities, and engage potential strategic, funding and development partners across our portfolio.”

Mr. Dodd continued, “Our focus remains on building long-term value from GeoVax’s vaccine and immuno-oncology programs while addressing the Company’s near-term corporate and financing priorities. We believe the progress across our programs, together with the growing emphasis on vaccine supply resilience, biodefense preparedness and expanded global access, provides a strong foundation for our continued efforts.”

Continued Focus on Key Strategic Priorities

GeoVax’s priority program is GEO-MVA, an investigational Modified Vaccinia Ankara (MVA)-based vaccine targeting mpox and smallpox. The program is advancing under an expedited regulatory pathway, with plans to initiate a pivotal Phase 3 clinical trial addressing the need for expanded orthopoxvirus vaccine supply and biodefense preparedness.

In parallel, GeoVax continues to pursue manufacturing and product innovations intended to support broader access and preparedness, while evaluating strategic partnerships and funding opportunities aligned with its development priorities.

In oncology, GeoVax is developing Gedeptin®, a gene-directed enzyme prodrug therapy (GDEPT) designed to enhance immune checkpoint inhibitor activity. Gedeptin has completed a multicenter Phase 1/2 clinical trial in advanced head and neck cancer and is being advanced into combination strategies, including planned neoadjuvant and first-line settings.

The Company also maintains a broader MVA-based vaccine platform and intellectual property portfolio addressing high-consequence infectious diseases and global health preparedness.

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company focused on the development of vaccines and immunotherapies addressing high-consequence infectious diseases and solid tumor cancers. GeoVax’s priority program is GEO-MVA, a Modified Vaccinia Ankara (MVA)–based vaccine targeting mpox and smallpox. The program is advancing under an expedited regulatory pathway, with plans to initiate a pivotal Phase 3 clinical trial in the second half of 2026, to address critical global needs for expanded orthopoxvirus vaccine supply and biodefense preparedness. In oncology, GeoVax is developing Gedeptin®, a gene-directed enzyme prodrug therapy (GDEPT) designed to enhance immune checkpoint inhibitor activity. Gedeptin has completed a multicenter Phase 1/2 clinical trial in advanced head and neck cancer and is being advanced into combination strategies, including planned neoadjuvant and first-line settings. GeoVax maintains a global intellectual property portfolio supporting its infectious disease and oncology programs and continues to evaluate strategic partnerships and funding opportunities aligned with its development priorities. For more information, visit www.geovax.com.

Forward-Looking Statements

This release contains forward-looking statements regarding GeoVax’s business plans. The words “believe,” “look forward to,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax is able to obtain acceptable results from ongoing or future clinical trials of its investigational products, GeoVax’s immuno-oncology products and preventative vaccines can provoke the desired responses, and those products or vaccines can be used effectively, GeoVax can develop and manufacture its immuno-oncology products and preventative vaccines with the desired characteristics in a timely manner, GeoVax’s immuno-oncology products and preventative vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent targeted infections in humans, GeoVax’s immuno-oncology products and preventative vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to continue and complete development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control.

Further information on our risk factors is contained in our periodic reports on Form 10-Q and Form 10-K that we have filed and will file with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

info@geovax.com

678-384-7220

Media Contact:

Jessica Starman

media@geovax.com

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